Exhibit 10.3

AMERICAN STEM CELL

11300 W. Olympic Blvd., Suite 800, Los Angeles, California 90064

August 21, 2005

Mr. Kenneth F. Swaisland

4235 Evergreen Avenue

West Vancouver, B.C.

V7V 1H2

Dear Ken,

RE:  Advisory Agreement

This letter sets out the general terms and conditions of our agreement respecting the advisory services to be provided by The Samarac Corporation Ltd. on behalf of American Stem Cell Corporation ("ASC").

ASC to retain the advisory services of The Samarac Corporation Ltd. to act as its international strategic planner and to assist the Company to secure financing new business opportunities and further development of corporate matters under the following general terms:

a)

This agreement shall be effective commencing  August 1, 2005 for a term of 18 months.

b)

Samarac shall be paid a monthly fee equal to the sum of US$10,000.00 until such time as ASC completes its acquisition of Lifeline Cell Technologies, at which point the fee will be increased to US$20,000 or such other amount as the parties may agree.  Should ASC lack sufficient funds to make timely monthly payments, Samarac has agreed to accrue debt until such time as payment may be made by way of cash, or exchange for shares, or other such means, as may be mutually acceptable.

c)

Payment of all reasonable personal expenses incurred in the course of business on behalf of ASC.

d)

If required by the regulatory authorities, the parties agree to enter into a formal agreement respecting this transaction which formal agreement will contain all representations, warranties and conditions normally included in formal agreements respecting transactions of this nature and all parties will be responsible for their own costs, including legal costs associated with this transaction.

e)

The agreement may be extended at any time after 18 months by resolution of the Board of Director's of ASC and the agent of Samarac and or Ken Swaisland.

f)

The allocation of finder's fee warrants and employee incentive stock options may from time to time be negotiated as success fees against future achievement milestones, including but not limited to: the completion of new business acquisitions; financing for working capital requirements; and the receipt of first revenues.

If these terms are acceptable, please indicate your agreement by signing below.  Upon receipt of  an executed copy of this agreement, we will prepare resolutions for Board approval and ratification.

We look forward to a long and rewarding relationship.

Yours truly,

Louis A. Schwab

Secretary

AGREED AND ACCEPTED:

_________________________

Kenneth F. Swaisland

The Samarac Corporation Ltd.

_________________________

Date